UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

AVALARA, INC.

(Exact name of Registrant as Specified in Its Charter)

Washington	001-38525	91-1995935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 South King Street, Suite 1800 Seattle, WA		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 826-4900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2019, the Board of Directors of Avalara, Inc. (the “Company”) appointed Amit Mathradas to the newly-created position of President and Chief Operating Officer, effective March 4, 2019. Mr. Mathradas will be replacing Scott M. McFarlane as President; Mr. McFarlane will continue to serve as the Company’s Chairman and Chief Executive Officer. As Chief Operating Officer, Mr. Mathradas will oversee the end-to-end customer experience for businesses seeking tax compliance support, including business development, sales, marketing, customer success, and professional services.

Prior to joining Avalara, from November 2015 to March 2019, Mr. Mathradas, age 44, served as General Manager and Head of North American Small Business at PayPal, a digital payments company, where he led the company’s small business segment, managing teams responsible for acquisition, activation, cross-sell, and retention of small businesses. Prior to PayPal, from September 2013 to October 2015, Mr. Mathradas served as senior vice president and GM of Web.com, an Internet services offering, focusing on small businesses. Mr. Mathradas holds a Bachelor’s Degree from Wittenberg University and an M.B.A. from Northwestern University’s Kellogg School of Management.

In connection with Mr. Mathradas’s appointment, the Company has entered into an employment agreement with Mr. Mathradas that governs the terms of his employment with the Company. Under Mr. Mathradas’s employment agreement, his base salary is $450,000, subject to periodic review. Mr. Mathradas is also eligible to receive an annual target performance-based bonus of 80% of his base salary and to participate in the Company’s employee benefit programs. Mr. Mathradas will receive a sign-on bonus of $300,000 payable in two equal installments, the first of which will be paid on the first regularly scheduled payroll date following Mr. Mathradas’s commencement of employment. The sign-on bonus is subject to certain repayment obligations if Mr. Mathradas’s employment terminates prior to the one-year anniversary of employment. Mr. Mathradas is also eligible to receive relocation assistance of up to $100,000.

Subject to approval by the Company’s board of directors (or the Compensation and Leadership Development Committee thereof), Mr. Mathradas is eligible to receive the following equity awards under the Company’s 2018 Equity Incentive Plan:

•

restricted stock units (“RSUs”) for that number of shares of the Company’s common stock calculated by dividing $4,200,000 by the average closing price of the Company’s common stock during the calendar month preceding the grant date of the RSUs. The RSUs will vest 20% on each of the first, second, and third anniversaries of the vesting commencement date and 40% on the fourth anniversary of the vesting commencement date, subject to continued employment or service on each vest date.

•

a nonqualified stock option, based on a target equity value of $1,800,000 and converted to a number of shares of the Company’s common stock based on the Company’s financial accounting valuations of stock options. The option will have a per share exercise price equal to the closing price of the Company’s common stock on the grant date. The option will vest 25% on the first anniversary of employment and thereafter an additional 1/48th will vest each month thereafter for the next 36 months, subject to continued employment or service on each vest date.

In the event Mr. Mathradas’s employment is terminated by the Company without “cause” or by Mr. Mathradas for “good reason,” (each as defined in the employment agreement) including pursuant to a change in control termination, Mr. Mathradas will be eligible to receive the following severance payments and benefits, subject to execution, and non-revocation, of a general release and waiver of claims against the Company in a form satisfactory to the Company and his continued compliance with the Company’s proprietary information and inventions agreement:

•	severance pay equal to 12 months’ base salary, provided that in the event of a change in control termination, such amount will be equal to 18 months’ base salary;

•	in the event of a change in control termination, payment of the target bonus for the year of termination, pro-rated for the number of full months worked in such calendar year;

•

COBRA continuation coverage for a period of six months following termination, provided that coverage will be for 12 months in the event of a change in control termination (or in either case until such time as Mr. Mathradas is no longer entitled to COBRA continuation coverage under the group health plan, whichever period is shorter); and

•	in the event of a change in control termination, full acceleration of time-based equity awards.

There are no family relationships between Mr. Mathradas and any of the Company’s current or former directors or executive officers. Mr. Mathradas is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

The foregoing description of Mr. Mathradas’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On February 25, 2019, the Company also announced that Pascal Van Dooren has been appointed as Executive Vice President of International and will no longer be an executive officer of the Company.

A copy of the Company’s press release relating to the announcements described above, dated February 25, 2019, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Avalara, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Avalara, Inc.

Date: February 28, 2019	By:	/s/ Alesia L. Pinney
Alesia L. Pinney Executive Vice President, General Counsel, and Secretary